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                                                                   Exhibit 10.26




                                 DESCRIPTION OF
                                   HPSC, INC.
                               STOCK LOAN PROGRAM

      HPSC, Inc.'s Stock Loan Program (the Program) is designed both to encourage eligible employees of HPSC, Inc., to acquire and hold HPSC stock and to provide liquidity for HPSC stock. Eligibility requirements for the Program have been determined by the Compensation Committee of the Board of Directors of HPSC, based upon the compensation level of employees of HPSC.

      Under the Program, HPSC may loan each eligible employee who purchases stock of HPSC on the Nasdaq national market or who exercises options to acquire HPSC stock up to an amount equal to the then market price of the shares of HPSC stock acquired; provided however, that the proceeds of the loan may be used only for (i) the purchase of HPSC stock on the Nasdaq national market or through the exercise of options or (ii) the payment of taxes due upon the exercise of options to acquire HPSC stock. The maximum amount of all loans under the Program shall be less than $500,000, provided, however, that only an aggregate of less than $200,000 of loans under the Program shall be made in any single fiscal quarter of the Company. Once the maximum amount has been loaned under the Program, HPSC shall make no further loans under the Program, except that additional loans may be made under the Program to the extent that the principal amount of loans previously made is repaid. Each loan under the Program shall be approved by the Chief Executive Officer of the
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Company, except that all loans to the Chief Executive Officer of the Company shall be approved by the President of the Company.

      Each participant in the Program shall be required to execute an Investment Agreement, Promissory Note and Pledge Agreement.

      Every loan offered to an eligible employee under this Program shall be a full recourse loan evidenced by the Promissory Note. The loan and Promissory Note shall be secured, pursuant to the Pledge Agreement, by the shares of HPSC stock acquired by the employee with funds advanced by HPSC. The principal amount of a loan made under this Program shall be due and payable no later than sixty
(60) months after the date of the loan. In addition, in order to defray the costs to HPSC of administering the Program, each loan shall bear interest at a rate equal to 50 basis points above the cost to HPSC of borrowing the amounts advanced to the employee. Interest on each loan shall be due and payable monthly and shall be deductible by HPSC from payroll checks issued by HPSC to the eligible employee. Periodic principal payments on the loan shall be made by HPSC deducting an amount equal to twenty percent (20%) of the borrower's after-tax bonus, except that if the aggregate market value of the shares of HPSC stock purchased under the Program is less than the employee's outstanding loan amount, an amount equal to thirty percent (30%) of the employee's after-tax bonus shall be deducted and applied to make principal payments on the loan.

      If an employee who has purchased HPSC stock with funds loaned under this Program sells any stock purchased with funds provided under this Program, the


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employee shall apply all proceeds from the sale of the stock to the payment of the loan until the loan is paid in full. An employee must repay any outstanding loan to him or her under the Program if the employee is no longer employed by HPSC.

      Disbursement of loans under the Program shall be made (i) in the case of stock acquired by purchase on the Nasdaq national market, to the broker handling the stock purchase for the employee, against presentation to HPSC of a confirmation of the purchase, (ii) in the case of stock acquired by an option exercise, to HPSC upon presentation of an option exercise form or (iii) in the case of a loan to cover income tax liability upon the exercise of HPSC stock options, to the employee upon HPSC's withholding of the required tax as a result of the option exercise. In the case of a purchase on the Nasdaq National Market, the broker shall be instructed to deliver to HPSC the stock certificates for the stock purchased with a loan under the Program. HPSC shall retain the stock certificates for stock acquired by employee by option exercise with proceeds of a loan under the Program. The employee shall execute such stock powers regarding those stock certificates as HPSC shall request.

      This Program may be amended or terminated at any time by HPSC, except with respect to the outstanding loans.

                                     NOTICE

      PARTICIPATION IN THIS PROGRAM HAS RISKS. ALL LOANS MADE UNDER THIS PROGRAM ARE FULL RECOURSE LOANS AND WILL BE REPAYABLE IN FULL BY THE EMPLOYEE FROM HIS OWN FUNDS EVEN IF THE STOCK PURCHASED UNDER THIS PROGRAM DECLINES IN VALUE


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AND IS WORTH LESS THAN THE AMOUNT OF THE LOAN. THE LOAN WILL ALSO BE PAYABLE IN
FULL IF THE EMPLOYEE CEASES TO BE AN EMPLOYEE OF HPSC.



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